EXHIBIT 10.25

OPTION_DATE,'Month DD, YYYY'

FIRST_NAME-LAST_NAME
TITLE1

Re:    WESTLAKE CHEMICAL CORPORATION
PERFORMANCE STOCK UNIT AWARD

Dear First_Name:

Westlake Chemical Corporation (the “Company”) is pleased to notify you that you have been granted an award for the 2019-2021 performance cycle with a target number of TOTAL_SHARES_GRANTED, units (“Performance Stock Units”), each such unit representing one share of Common Stock of the Company (the “Award”). Upon the vesting of this Award pursuant to Paragraph 2 below, this Award of Performance Stock Units will be settled by the issuance to you of one share of Common Stock for each Performance Stock Unit that vests hereunder. This Award is granted effective Month DD, YYYY' (the “Grant Date”), subject to the following terms and conditions:

1.
Relationship to Plan. This Award is subject to all of the terms, conditions and provisions of the Westlake Chemical Corporation 2013 Omnibus Incentive Plan (the “Plan”) and administrative interpretations thereunder, if any, which have been adopted by the Administrator and are in effect on the date hereof. Except as defined herein, capitalized terms shall have the same meanings ascribed to them under the Plan.

2.	Vesting Schedule.
The final number of Performance Stock Units earned with respect to the Award shall be calculated based on the Company’s achievement of certain performance conditions, as set forth on Exhibit A (the “Performance Condition”) during the 2019-2021 performance cycle, which is the period from January 1, 2019 through December 31, 2021 (the “Performance Cycle”). This Award shall vest on the date that the Administrator determines to what extent the Performance Condition was satisfied. You must be in continuous regular, full-time employment with

(a)
the Company or any of its Subsidiaries from the Grant Date through the date this Award vests in order for the Award to vest. During the period of time between the Grant Date and the earlier of the date the Performance Stock Units vest or are forfeited, the Performance Stock Units will be evidenced by a book entry account in the Company’s records. Fractional shares will be rounded for purposes of vesting in accordance with Plan policy.

(b)
All Performance Stock Units subject to this Award shall vest at the target level, irrespective of the limitations set forth in subparagraph(a) above, in the event of your termination of employment with the Company or any of its Subsidiaries due to death. Performance Stock Units vesting pursuant to this subparagraph (b) shall be paid to your beneficiary within sixty (60) days following your death.

(c)
Irrespective of the limitations set forth in subparagraph (a) above, in the event of your termination of employment with the Company or any of its Subsidiaries due to Normal Retirement, you will remain eligible to earn a number of Performance Stock Units as determined by the Administrator based on the Performance Condition, with such amount multiplied by a fraction, the numerator of which is the number of days of employment with the Company or any of its Subsidiaries you completed during the Performance Cycle and prior to your Normal Retirement, and the denominator of which is the total number of days in the Performance Cycle. For purposes of this Award, “Normal Retirement” shall mean your termination from employment with the Company and its Subsidiaries for any reason after you have (a) attained at least 65 years of age, and (b) been employed by the Company or a Subsidiary for a continuous period of 10 years or more ending on the date of your termination. To the extent earned pursuant to this subparagraph (c), the earned Performance Stock Units shall be paid to you on March 15th of the year immediately following the end of the Performance Cycle.

3.
Forfeiture of Award. If your employment with the Company and all of its Subsidiaries terminates other than by reason of death or Normal Retirement prior to the end of the Performance Cycle, all Performance Stock Units shall be forfeited as of the date of your termination.

4.
Distribution Following Performance Cycle. Subject to the other provisions of this Award and the Plan, the Performance Stock Units shall vest to the extent determined as set forth in Paragraph 2 hereof, and shares of Common Stock shall be distributed to you (or your beneficiary) on March 15th of the year immediately following the end of the Performance Cycle. Distribution of Common Stock will be subject to withholding taxes as described in Paragraph 5, and may be in a form selected by the Company, in its discretion, including deposit into a custodial account or delivery of a stock certificate.

Effective January 1, 2009, the Company adopted a “Stock Ownership Policy,” as amended from time to time, that may require you to retain a portion of any shares of Common Stock distributed to you in settlement of the Performance Stock Units. Please refer to the Stock Ownership Policy for more details.

5.	Withholding. Upon the settlement of the Performance Stock Units, you are authorized to surrender to the Company, or have withheld by the Company from the Common Stock that otherwise would have been delivered to you, an appropriate number of shares of Common Stock, having a Fair Market Value determined in accordance with the Plan, equal to the amount necessary to satisfy any tax withholding obligation arising with respect to your Performance Stock Units.  The Company has no discretion to refuse to accept or withhold the shares of Common Stock.  The authorization provided pursuant to this Section is intended to make the transaction exempt under Rule 16b-3 under the Exchange Act.

6.
Assignment of Award. Your rights under the Plan and this Award are personal; no assignment or transfer of your rights under and interest in this Award may be made by you other than by will or by the laws of descent and distribution.

7.
Dividend Equivalents. If all or a portion of the Performance Stock Units are determined to be earned, you are entitled to receive Dividend Equivalents with respect to the number of earned Performance Stock Units for the period from the Grant Date until the date that Common Stock is delivered to you in satisfaction of this Award. Any such Dividend Equivalents will be paid in cash within sixty (60) days of the date that you receive Common Stock in settlement of the earned Performance Stock Units.

8.
Voting Rights. You do not have voting rights with respect to the Performance Stock Units. You will be entitled to vote shares of Common Stock you retain that are issued to you in settlement of this Award.

9.	No Employment Guaranteed. No provision of this Performance Stock Unit Award shall give you any right to continued employment with the Company or any Subsidiary.

10.
Requirements of Law and Stock Exchanges. Your rights to the Performance Stock Units and the issuance and delivery of the Common Stock to which such Performance Stock Units relate are subject to compliance with all applicable requirements of law. In addition, the Company shall not be obligated to deliver any shares of Common Stock if counsel to the Company determines that such delivery would violate any applicable law or any rule or regulations of any governmental authority or any rule or regulation of, or agreement of the Company with, any securities exchange or association upon which the Common Stock is listed or quoted.

11.	Governing Law. This Performance Stock Unit Award shall be governed by, construed, and enforced in accordance with the laws of the State of Texas.

12.
Clawback or Recoupment. This Performance Stock Unit Award, any shares of Common Stock distributed hereunder and any profits realized on the sale of such shares are subject to clawback or recoupment as required by applicable law or Company policy.

13.
Section 409A of the Code. This Award is intended to be exempt from or to comply with the provisions of Section 409A of the Code (“Section 409A”) and the provisions of this Award shall be administered, interpreted and construed accordingly. Specifically, (i) any payments under Paragraph 2(b) of this Award are intended to be exempt from Section 409A by compliance with the short-term deferral exemption as specified in Treas. Reg. § 1.409A-1(b)(4); (ii) if you are not Normal Retirement Eligible, the distribution of the Common Stock upon the time of payment specified in Paragraph 2(c) and Paragraph 4 is exempt from Section 409A as a short-term deferral in compliance with Treasury Regulation

Section 1.409A-1(b)(4); and (iii) if you are Normal Retirement Eligible, the time of payment specified in Paragraph 2(c) and Paragraph 4 is compliant with Treasury Regulation Section 1.409A-3(c)(2) and is compliant with Section 409A as being paid pursuant to a specified time or fixed schedule under Treasury Regulation Section 1.409A-3(i). You will not be considered to have a termination from employment unless such termination meets the requirements for a “separation from service” within the meaning of U.S. Treasury Regulation Section 1.409A-1(h), if applicable. If you are Normal Retirement Eligible and the issuance and delivery of the Common Stock hereunder would be subject to additional taxes and interest under Section 409A because the timing of such payment is not delayed as provided in Section 409A(a)(2)(B) of the Code, then the issuance and delivery of the Common Stock hereunder shall be made on the date that is six months and one day after the date of your Normal Retirement (or if such date does not fall on a business day of the Company, the next following business day of the Company), or such earlier date upon which such amount can be paid or provided under Section 409A without being subject to such additional taxes and interest. For purposes of this Award, “Normal Retirement Eligible” shall mean that you meet the age and service requirements for eligibility for Normal Retirement prior to the end of the Performance Cycle.
In conjunction with this Award we are required to provide you with the latest relevant SEC filings by the Company; therefore, we refer you to the SEC Filings section of our web page, www.westlake.com. If you have any questions regarding this Award, you may contact me at 713-960-9111.

Yours very truly,
/s/ Albert Chao
Albert Chao
President & Chief Executive Officer

EXHIBIT A
Performance Condition

1.
Definition of Performance Condition. The Performance Condition for the 2019-2021 performance cycle shall be based on the greater of the average annual economic value added (“EVA”) results for Westlake Chemical Corporation and relative total shareholder return (“TSR”) as compared to a peer group of companies. EVA is equal to net operating profit after tax (“NOPAT”) less a capital charge based upon the weighted average cost of capital. TSR means stock price growth for a defined measurement period, with any dividends paid.

Average annual EVA results will be determined by averaging the annual EVA results for Westlake Chemical Corporation over the 2019-2021 three-year period. For purposes of determining TSR, the stock price shall be calculated based on the daily average stock price for the fourth calendar quarter 2018 and the fourth calendar quarter 2021. TSR shall be measured against the peer companies determined by the Administrator and shall be based on a measurement period starting on January 1, 2019 and ending on December 31, 2021 (the “Determination Date”).

2.	Calculation of Final Award. The amount of the Award that is earned shall be determined as set forth on the following chart:

	Threshold Performance	Target Performance	Maximum Performance
Payment Rate	25% of target number of Performance Stock Units	100% of target number of Performance Stock Units	200% of target number of Performance Stock Units
Performance Rate (relative TSR)	33.3% ile	50% ile	75% ile
Performance Rate (Westlake EVA) * “1X” equals returns equivalent to the cost of capital	.5X	1X*	>2X
As soon as practicable after the Determination Date, the Administrator shall evaluate the level of achievement of the Performance Condition and if at least a threshold level of the Performance Condition was achieved, the Administrator shall certify the level of achievement of the Performance Condition in writing.
The Award for performance between Threshold Performance and Target Performance, or between Target Performance and Maximum Performance, shall be determined by linear interpolation between the values listed in the chart above. However, in no event shall the amount potentially payable under this Award exceed the payment rate for Maximum Performance. For the avoidance of doubt, if the Threshold Performance condition is not satisfied, no amount shall be payable pursuant to this Award.

1.
Adjustments. If a change in control of the Company occurs, and as a result the Administrator determines that the relative TSR calculation would no longer be fairly representative of the Company's performance, the Administrator may make such adjustments to the Performance Condition as it deems necessary in the calculation of the Company’s TSR.